Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (the “Company”), in addition to the Material Facts disclosed on October 26, 2018, and November 6, 2018, hereby informs that given the decision of the Supporting Arbitrator, who reconsidered his prior decision which suspended the effects of the approval of the Capital Increase – New Resources, the Company filed with the U.S. Securities and Exchange Commission (“SEC”) an amendment, dated November 6, 2018, to its Registration Statement on Form F-1 dated August 30, 2018 (the “Registration Statement”) relating to the proposed sale of common shares (“Common Shares”) and American Depositary Shares (“ADSs”) of the Company in connection with the preemptive rights offer related to the Capital Increase – New Resources (the “Rights Offer”). The Company informs that as soon as the SEC declares effective the Registration Statement, the Company will publish a Notice to Shareholders containing the conditions, and effective deadlines of the Capital Increase – New Resources, including the date that will serve as the basis for defining which shareholders will be entitled to preemptive rights, the date on which the Common Shares will be traded ex-subscription right, as well as the periods of time to exercise the preemptive rights and the subscription of excess shares.

The Company will keep its shareholders and the market informed on the development of the subject matter of this Notice to the Market.

Rio de Janeiro, November 7, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Important Information

The Rights Offer will be made to holders of securities in the United States and elsewhere outside Brazil only by means of a prospectus. A copy of the prospectus, when available, may be obtained from:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: +1 (212) 269-5550

All Others Call: +1 (800) 628-8536

Email: oi@dfking.com

A Registration Statement relating to the proposed sale of Common Shares and ADSs in the anticipated Rights Offer has been filed with the SEC but has not yet become effective. The new Common Shares and ADSs may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statement becomes effective. This Material Fact shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.